ACTION BY WRITTEN CONSENT
                          OF THE BOARD OF DIRECTORS OF
                              STRAT PETROLEUM, LTD.

      WHEREAS, it is deemed desirable and in the best interests of this corporation that the following actions be taken by a majority of the directors of this corporation pursuant to this Written Consent:

      NOW, THEREFORE, BE IT RESOLVED that the undersigned, being a majority of the directors of this corporation, hereby consent to approve and adopt the following:

      The number of outstanding shares of common stock, no par value, be decreased by effecting a reverse stock split of one share for every thirteen
(13) shares, without changing the par value of such shares or the number of authorized shares; fractional shares shall not be issued, but shall be rounded up to the next whole share if the fraction exceeds .5 of a share if the fraction is less than .5 of a share then it will be rounded down. Should a shareholder have less than 100 shares resulting from the stock reverse that shareholder's outstanding shares will be redeemed by the Company at the effective price per share after such reverse.

      Please note that any certificates not submitted within 90 days from the date of the reverse, December 10, 2004, will be cancelled.

      This proposed reverse stock split is advisable and shall be submitted to a vote of the shareholders of the corporation at an annual or special meeting to be held at the earliest date.

      This Written Consent may be executed in one or more counterparts, each of which shall be an original and all of which together shall be one and the same instrument. This Written Consent shall be filed in the Minute Book of this corporation and become a part of the records of this corporation.


Dated as of January 10, 2005


                                                /s/ Sam Hyams
                                                -------------
                                                Sam Hyams
                                                Chairman


                                                /s/ Chaim Flatt
                                                ---------------
                                                Chaim Flatt
                                                Secretary